Exhibit 99.1

Farmer Bros. Reports Net Income per Share of $0.15 for Fiscal First Quarter 2010

TORRANCE, Calif.—(BUSINESS WIRE)—Nov. 9, 2009—Farmer Bros. Co. (NASDAQ: FARM) today reported unaudited results for its first fiscal quarter ended Sept. 30, 2009.

	First Quarter
(millions except per-share data)	Fiscal 2010	Fiscal 2009
Net sales	$112.1	$66.5
Net income (loss)	2.2	(6.1)
Basic and diluted net income (loss) per share	$0.15	$(0.42)

Net sales increased 69%, driven by the addition of $43.7 million in net sales from the DSD Coffee Business that the Company acquired from Sara Lee Corp., and the year-over-year increase of $2.7 million in net sales by Coffee Bean Intl. (CBI).  The Company closed its acquisition of the DSD Coffee Business on Feb. 28, 2009.  The Company’s total unit volume rose 62% over the levels in the first quarter of last fiscal year.

“We continue to steadily integrate our businesses while also working to deliver more value to our customers,” said Rocky Laverty, President and CEO.  “We are implementing our plans to consolidate the operations we acquired last spring, and we remain on track to complete all key integration activities during this fiscal year.  During the past quarter we commenced the conversion of our acquired branch locations - as well as the Houston roasting plant and distribution centers in Chicago, Houston, Minneapolis, New Jersey and Oklahoma City - to our information systems.  We remain confident we can achieve our goal of successfully completing the IT conversion during the third quarter of this fiscal year.”

Gross profit increased to $54.3 million, up 75% from last year’s $30.9 million.

Operating expenses increased to $56.8 million or 51% of sales compared with last year’s $35.2 million or 53% of sales. The DSD Coffee Business accounted for $18.3 million of the total increase of $21.6 million. The Company expects to incur approximately $13.0 million in fiscal 2010 for integration expenses, the largest portion of which is expected be incurred in the second fiscal quarter.

Year-Over-Year Increases

Net sales	69%
Unit sales volume	62%
Cost of goods sold	63%
Operating expenses	61%

The Company reported losses from operations of $2.5 million, an improvement over a $4.3 million loss in last year’s first quarter. The result in fiscal 2010 includes an increase in non-cash charges of $2.5 million for the depreciation and amortization primarily related to the recently completed CBI facility in Portland and the capital improvements in the Torrance facility, as well as non-cash compensation expenses.  On a non-GAAP basis, the Company generated positive cash flow from its operations in the first quarter of fiscal 2010 of $4.9 million, compared with $0.4 million in the first quarter of the prior year (please refer to the table, “NON-GAAP OPERATING CASH FLOW,” below).

The Company’s net income included an increase in the value of its portfolio of preferred stocks, included in the Company’s Total Other Income of $5.1 million that reflected net realized and unrealized gains in the first quarter, an improvement over last year’s Total Other Loss of $8.3 million.

The Company ended the first quarter with cash and short-term investments of $52.1 million, compared with $63.0 million on June 30, 2009. The Company reduced its short term borrowings by $8.0 million and increased inventory by $10-million. The inventory increase reflects some seasonal effects as well as the transition to and initial stocking of the newly opened distribution centers in Chicago, Minneapolis and New Jersey, which allowed acquired operations to leave similar facilities that are operated by Sara Lee.

About Farmer Bros.

Farmer Bros. Co. is the nation’s largest direct-store delivery business for coffee and allied products such as cappuccino, cocoa mixes and spices. It roasts and packages coffee for more than 10 brands; it processes and packages allied products; it directly delivers its products and services to food service operators and retailers in all 48 contiguous states. It also provides private-label coffee programs to retailers through Coffee Bean Intl., one of the nation’s leading specialty coffee roasters. Farmer Bros. has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbros.com.

Forward-Looking Statements

Certain statements contained in this press release regarding the risks, circumstances and financial trends that may affect our future operating results, financial position and cash flows are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “feels,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. We intend these forward-looking statements to speak only at the time of this press release and do not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the SEC. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, fluctuations in availability and cost of green coffee, competition, organizational changes, our ability to successfully integrate the CBI and DSD Coffee Business acquisitions, the impact of a weaker economy, business conditions in the coffee industry and food industry in general, the Company’s continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties securities and other investment vehicles in which the Company has invested its short-term assets, as well as other risks described in this press release and other factors described from time to time in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company uses “Non-GAAP operating cash flow” as a measure of the Company’s operating trends.  Investors are cautioned that “Non-GAAP operating cash flow” is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP).  The “Non-GAAP operating cash flow” numbers presented may not be comparable to similarly titled measures reported by other companies.   “Non-GAAP operating cash flow,” while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP.  Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “NON-GAAP OPERATING CASH FLOW” following the Consolidated Statements of Operations included in this release.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three months ended September 30,
	2009	2008

Net sales	$112,127	$66,524
Cost of goods sold	57,823	35,573
Gross profit	54,304	30,951
Selling expenses	44,298	28,004
General and administrative expenses	12,505	7,202
Operating expenses	56,803	35,206
Income (loss) from operations	(2,499)	(4,255)
Other income (expense):
Dividend income	679	1,047
Interest income	93	477
Interest expense	(139)	—
Other, net income (expense)	4,161	(9,850)
Total other income (expense)	5,094	(8,326)
Income (loss) before taxes	2,595	(12,581)
Income tax expense (benefit)	396	(6,496)
Net income (loss)	$2,199	$(6,085)

Basic and diluted net income (loss) per share	$0.15	$(0.42)

Weighted average shares outstanding	14,748,564	14,429,074

Dividends declared per share	$0.115	$0.115

NON-GAAP OPERATING CASH FLOW

	Three months ended September 30
	2009	2008
GAAP Loss from operations	$(2,499)	$(4,255)
Add non-cash charges:
Depreciation & amortization	5,875	3,406
ESOP and share based compensation	1,572	1,273
Non-cash charges	7,447	$4,679
Non-GAAP operating cash flow	$4,948	$424

CONTACT: Abernathy MacGregor Group

Jim Lucas or Megan Klein, 213-630-6550

SOURCE: Farmer Bros. Co.